Exhibit 5.2
LAW OFFICES
Lemle & Kelleher, L.L.P.
21st FLOOR, PAN AMERICAN LIFE CENTER
601 Poydras Street · New Orleans, Louisiana 70130
TELEPHONE (504) 586-1241 FAX (504) 584-9142
WWW.LEMLE.COM

BATON ROUGE OFFICE
ONE AMERICAN PLACE
301 MAIN STREET, SUITE 1100
BATON ROUGE, LOUISIANA 70825
TELEPHONE: (225) 387-5068
May 26, 2011
Regency Energy Partners LP
2001 Bryan Street, Suite 3700
Dallas, TX 75201
Ladies and Gentlemen:
     We have acted as counsel to Gulf States Transmission LLC, a Louisiana limited liability company (“GST LLC”), and a Guarantor under the Underwriting Agreement, dated May 23, 2011 (the “Underwriting Agreement”), by and among Regency Energy Partners LP (the “Partnership”), Regency Energy Finance Corp. (“Finance Corp.” and together with the Partnership, the “Issuers”), the Guarantors named therein and the Underwriters named therein, pursuant to which the Underwriters have agreed to purchase from the Issuers $500,000,000 aggregate principal amount of Issuers’ 6 1/2% Senior Notes due 2021 (the “Notes”), on the terms set forth in Section 2 of the Underwriting Agreement. Any capitalized term used in this opinion and not defined shall have the meaning assigned to such term in the Underwriting Agreement.
     In connection with the opinions expressed below, we have examined the following:
     (a) Gulf States Transmission Corporation (“GST Corporation”) Plan of Conversion dated as of December 31, 2010;
     (b) Conversion Application to Limited Liability Company of GST Corporation dated December 20, 2010 submitted to the Louisiana Secretary of State;
     (c) Initial Report of GST LLC dated December 21, 2010 filed with the Louisiana Secretary of State;
     (d) Certificate of the Louisiana Secretary of State dated January 5, 2011 converting GST Corporation to GST LLC;
     (e) Limited Liability Company Agreement between GST LLC and Regency Gas Services LP, its sole member. (The documents described in paragraphs (a) through (e) hereof are referred to collectively as the “GTC LLC Organizational Documents.”);

Regency Energy Partners LP
May 26, 2011

     (f) Certificate of Good Standing for GST LLC from the Louisiana Secretary of State dated May 26, 2011;
     (g) the Underwriting Agreement dated May 23, 2011;
     (h) the Indenture dated as of October 27, 2010, among the Issuers, the Guarantors and the Trustee (the “Base Indenture”);
     (i) the First Supplemental Indenture dated as of October 27, 2010, among the Issuers, the Guarantors and the Trustee (the “First Supplemental Indenture”);
     (j) the Second Supplemental Indenture dated as of May 24, 2011, among the Issuers, the Guarantors and the Trustee (the “Second Supplemental Indenture”);
     (k) the Third Supplemental Indenture dated as of May 26, 2011, among the Issuers, the Guarantors and the Trustee (the “Third Supplemental Indenture”; the Third Supplemental Indenture, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, are referred to collectively as the “Indenture”);
     (l) the Notation of Guarantee dated May 26, 2011 signed by GST LLC to evidence its Note Guarantee (as required by the terms of, and as defined in, the Indenture);
     (m) the Unanimous Written Consent of Regency OLP GP LLC dated as of May 23, 2011 (the “Regency OLP GP Consent”) acting in its capacity as general partner of Regency Gas Services LP, sole member of GST LLC, authorizing Regency OLP GP LLC to execute and deliver the Underwriting Agreement, the Indenture and Notation of Guarantee on behalf of GST LLC;
     (n) such other documents as we have deemed appropriate for purposes of the opinions expressed below.
     Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, when the Notation of Guarantee has been duly executed and delivered by GST LLC in accordance with the terms of the Indenture in the circumstances contemplated by the Underwriting Agreement, the Notation of Guarantee will have been duly authorized by all necessary actions of GST LLC pursuant to the Regency OLP GP Consent.
In rendering the opinions expressed herein, we have

Regency Energy Partners LP
May 26, 2011

     (A) relied, with respect to matters of fact, upon the representations contained in the Underwriting Agreement, the Regency OLP GP Consent, certificates of officers and employees of GST LLC and upon information obtained from public officials,
     (B) assumed that all documents submitted to us as originals are authentic, that all copies submitted to us conform to the originals thereof, and that the signatures on all documents examined by us are genuine, and
     (C) assumed that each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.
     Our opinion is limited to the laws of the State of Louisiana. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Act”). We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated May 26, 2011. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Lemle & Kelleher, L.L.P.
Lemle & Kelleher, L.L.P.